INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES FIRST QUARTER 2019 RESULTS

Indianapolis, IN - May 16, 2019 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading infrastructure construction company with specialized energy and heavy civil expertise, today announced its full financial results for the first quarter of 2019.

First Quarter Highlights

•	Awarded $232 million of new contracts, including projects across all business units

•	Backlog increased from $2.1 billion at December 31, 2018 to $2.2 billion at March 31, 2019

•	Revenue increased 281% year-over-year to $190.8 million

•
Pro forma revenue increased 12% year-over-year, taking into account the 2018 acquisitions of Consolidated Construction Solutions (“CCS”) and William Charles Construction Group (“William Charles Construction”)

•	Gross margin was 3.5%, a significant improvement from the negative gross margin of 6.2% in the first quarter of 2018. Excluding the impact of the 2018 weather-impacted projects, gross margin was 4.4%

•	Successfully completed a $25 million sale and leaseback transaction on equipment obtained in the 2018 acquisitions

•	Reiterating full-year 2019 guidance for $1.0 billion to $1.2 billion of revenues and $90 million to $110 million of Adjusted EBITDA

Subsequent Events

•
Entered into a $50 million equity commitment agreement with a fund managed by the Private Equity Group of Ares Management Corporation (“Ares”) and funds managed by Oaktree Capital Management, L.P. (“Oaktree”) for the purchase by Ares and Oaktree of newly created Series B Preferred Stock and warrants.

•
Reached agreement with its lenders to enter into an amendment to its senior credit facility (the “Amendment”) to facilitate the equity contribution and to allow the Company more flexibility in 2019 to comply with the senior credit facility.

•	Successfully completed a $5 million sale and leaseback transaction on a property obtained in the 2018 acquisitions

Management Commentary

JP Roehm, Chief Executive Officer of IEA, commented, “We have taken steps to move past the extraordinary weather issues that impacted us late in the third quarter and into the fourth quarter of 2018, and I am confident that we are on track to achieve our 2019 guidance. We continue to have momentum across the business and are already seeing early dividends from cross-selling efforts between our legacy business units and the companies we acquired in 2018. At the same time, our integration plans for the 2018 acquisitions are on schedule and we are achieving the cost synergies we had originally forecast. We are building a world-class specialty construction company, and I am looking forward to demonstrating to our shareholders the growth and earnings potential of the businesses we have assembled.”

Mr. Roehm continued, “As we have previously disclosed, the additional costs that we incurred to complete the projects impacted by multiple severe weather events in 2018 constrained our liquidity going into 2019. With record backlog and a large pipeline of opportunities ahead of us, we concluded that it was necessary to raise additional capital to improve our liquidity. To that end, we have secured a $50 million equity commitment agreement with Ares, a leading global alternative asset manager, along with our largest shareholder, Oaktree Capital. This capital will further strengthen our balance sheet and provide us the financial flexibility we need to execute our 2019 business plan, supporting our recent growth and larger, more diversified platform.”

“Our top priorities for the year remain driving organic growth, operational excellence and collaboration across our newly scaled and diversified platform. We are making progress on all fronts, and while there is a lot of work ahead, we remain confident that we can meet and potentially exceed our goals and deliver stronger financial performance in 2019 and over the long term,” Mr. Roehm concluded.

First Quarter Results

Revenue for the first quarter 2019 totaled $190.8 million, up $140.7 million, or 281%, from the first quarter of 2018. The increase was primarily due to the inclusion of $109.9 million from our acquired businesses, as well as year-over-year growth in our wind operations for our top ten projects. On a comparable basis, taking into account the 2018 acquisitions of CCS and William Charles Construction, revenue for the first quarter increased approximately 12% versus the first quarter of 2018.

Cost of revenue totaled $184.0 million, an increase of $130.8 million, compared to the same period in 2018. The increase was primarily due to the 2018 acquisitions and the increased cost to finish remaining projects affected by multiple severe weather events in the fourth quarter of 2018.

Gross profit totaled $6.8 million for the quarter, compared to a negative gross profit of $3.1 million in the first quarter of 2018. The improvement in gross profit was primarily driven by higher revenues and a more profitable mix of business, partially offset by very nominal gross profit on approximately $44 million of revenue from the six weather-impacted projects, which were written down in 2018. The six projects are now substantially complete and no material risk remains to reach final completion on these projects, which is expected to largely run through in the second quarter. As a percentage of revenue, gross profit improved to 3.5% for the quarter as compared to negative 6.2% in the prior-year period. Excluding the impact of the 2018 weather-impacted projects, gross margin in the first quarter was 4.4%.

Selling, general and administrative expenses were $27.8 million for the first quarter, an increase of 63.6% year-over-year. SG&A expenses as a percentage of revenues were 14.5% in the first quarter, compared to 33.8% in the same period in 2018. The dollar increase in SG&A expenses was primarily driven by our larger operating platform as a result of the 2018 acquisitions. SG&A expenses as a percentage of revenue are generally the highest in the first and second quarters of any given calendar year, due to lower seasonal revenue.

Net loss for the quarter was $22.9 million, or $1.06 per diluted share, compared to net loss of $17.4 million, or $0.81 per diluted share, for the prior-year period. Diluted share count for the first quarter of 2019 totaled 22.2 million shares compared to 21.6 million diluted shares in the prior-year period.

Adjusted EBITDA was a loss of approximately $4.7 million for the quarter, an improvement from a loss of $8.9 million in the first quarter of 2018. Adjusted EBITDA in the first quarter of 2019 benefited from the higher margin mix on projects and from positive operating leverage as the Company’s relatively fixed overhead costs were spread over a larger revenue base than in the first quarter of 2018. For a reconciliation of net income to Adjusted EBITDA, please see the tables following results of operations.

Cash used in operations during the first quarter totaled $37.5 million, compared to cash provided by operations of $14.8 million in the first quarter of 2018. The reduction in cash from operations was driven by the higher net loss in the quarter, combined with the impact of the timing of receipts from customers and $43.9 million of payments to vendors, which was partially offset by $8.9 million of change orders collected from customers, related to the wind projects which were impacted by extreme weather in 2018.

Balance Sheet

As of March 31, 2019, the Company had $47.9 million of total cash and cash equivalents and $345.5 million of debt (excluding capital leases). The Company also had $83.6 million of capital leases.

Preferred Equity Commitment

On May 14, 2019, the Company entered into an equity commitment agreement with a fund managed by the Private Equity Group of Ares Management Corporation and funds managed by Oaktree Capital Management, L.P. Under the terms of the commitment, the funds have agreed to purchase $50 million of newly created Series B Preferred Stock from the Company, subject to certain terms and conditions, including making certain amendments to the Company’s credit agreement and approval of the issuances by NASDAQ. Ares and Oaktree will receive warrants with an exercise price of $.01 per share for the purchase of up to 10% of the Company’s common stock on a fully diluted basis with the opportunity to obtain warrants for up to an additional 6% of the Company’s outstanding fully diluted common stock in the event that the Company fails to meet certain performance targets. Dividends shall be payable quarterly in cash at a rate of 15% per year; provided, however, the Company may elect to accrue dividends in-kind at a rate of 18% per year. The Series B Preferred Stock may be redeemed by the Company under certain terms and conditions prior to its mandatorily redeemable date of February 25, 2025. The transaction is expected to fund on or about May 20, 2019, subject to certain closing conditions. The proceeds from the sale of the Series B Preferred Stock will be used for working capital and to reduce outstanding borrowings under the the revolving senior credit facility. Following the closing of the transaction, Ares will be entitled to appoint one director to the Company’s board of directors. A special committee of the Company’s Board of Directors consisting solely of independent disinterested directors reviewed and approved the terms of the preferred stock issuance.

Amendment to Senior Credit Facility

On May 15, 2019, the Company reached agreement with a majority in interest of its lenders under its senior credit facility to amend such facility effective upon, among other conditions, the Company’s closing of its Series B Preferred Stock financing with proceeds of not less than $50 million. Interest on term loan borrowings for consenting lenders will be increased by 200 basis points, subject to reduction to its previous level upon a reduction in the Company’s first lien leverage. In addition, the first lien leverage to Adjusted EBITDA ratio has been increased for 2019 allowing the Company additional flexibility. The Company has also agreed to provide the lenders with several additional protections, including further limitations on existing negative covenants and limits on the Company’s ability to incur additional debt and make payments on its equity. Investors should review the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 for a more detailed description of the Amendment.

Backlog

Backlog as of March 31, 2019 totaled $2.2 billion, up from $2.1 billion at the end of the fourth quarter of 2018.

We define “backlog” as the amount of revenue we expect to realize from the uncompleted portions of existing construction contracts, including new contracts under which work has not begun and awarded contracts for which the definitive project documentation is being prepared, as well as revenue from change orders and renewal options.

2019 Outlook

The Company remains confident in its long-term growth outlook driven primarily by its strong existing backlog, growing pipeline of opportunities and continued strength across all of its end markets. As such, the Company confirmed the guidance that was provided on the year-end earnings conference call.

For the full year 2019, we anticipate revenues in the range of $1.0 billion to $1.2 billion and Adjusted EBITDA to be in the range of $90 million to $110 million. For a reconciliation of Adjusted EBITDA and discussion of further adjustments for cost savings and synergies, please see the appendix to this release.

Conference Call

IEA will hold a conference call to discuss its first quarter 2019 results today, May 16, 2019 at 11:00 a.m. EST. To join the conference call, please dial (877) 407-0784 (domestic) or (201) 689-8560 (international) and ask for the Infrastructure and Energy Alternatives’ First Quarter 2019 Conference Call. To listen via the Internet, please visit the investor section of the Company’s website at www.iea.net at least 15 minutes prior to the start of the call to download and install any necessary audio software. The conference call webcast will also be archived on the Company’s website for thirty days or by dialing 844-512-2921 and providing the replay pin number: 13690918.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with specialized energy and heavy civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of three Tier 1 wind energy contractors in the United States and has completed more than 200 wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “seek,” “target,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact included in this press release, regarding our ability to consummate the transactions described herein, expectations for future financial performance, business strategies, expectations for our business, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. These forward-looking statements are based on information available as of the date of this release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. Forward-looking statements should not be relied upon as representing our views as of any subsequent date. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	availability of commercially reasonable and accessible sources of liquidity;

•	our ability to execute the transactions described herein

•	our ability to generate cash flow and liquidity to fund operations;

•	the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate;

•	our ability to identify acquisition candidates, integrate acquired businesses and realize upon the expected benefits of the acquisition of CCS and William Charles;

•	consumer demand;

•	our ability to grow and manage growth profitably;

•	the possibility that we may be adversely affected by economic, business, and/or competitive factors;
market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers;

•
our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accuratelyestimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects;

•
the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation;

•	the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice;

•	customer disputes related to the performance of services;

•	disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion;

•	our ability to replace non-recurring projects with new projects;

•	the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures;

•	the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements;

•	fluctuations in maintenance, materials, labor and other costs;

•	our beliefs regarding the state of the renewable wind energy market generally; and

•	the “Risk Factors” described in our Annual Report on Form 10-K for the year ended December 31, 2018, and in our quarterly reports, other public filings and press releases.

We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact

Andrew Layman	Financial Profiles, Inc.
Chief Financial Officer	Larry Clark, Senior Vice President
Andrew.Layman@iea.net	lclark@finprofiles.com
765-828-2580	310-622-8223

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statement of Operations
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Revenue	$190,810	$50,135
Cost of revenue	184,037	53,220
Gross profit	6,773	(3,085)

Selling, general and administrative expenses	27,754	16,960
Loss from operations	(20,981)	(20,045)

Other expense, net:
Interest expense, net	(10,367)	(851)
Other expense	(170)	(11)
Loss before benefit for income taxes	(31,518)	(20,907)

Benefit for income taxes	8,629	3,515

Net loss	$(22,889)	$(17,392)

Net loss per common share - basic and diluted	(1.06)	(0.81)
Weighted average shares - basic and diluted	22,188,757	21,577,650

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	47,917	71,311
Accounts receivable, net	143,982	225,366
Costs and estimated earnings in excess of billings on uncompleted contracts	59,526	47,121
Prepaid expenses and other current assets	16,323	12,864
Total current assets	267,748	356,662

Property, plant and equipment, net	170,893	176,178
Goodwill	37,373	40,257
Intangibles	47,334	50,874
Company-owned life insurance	4,056	3,854
Other assets	179	188
Deferred income taxes - long term	21,403	11,215
Total assets	$548,986	$639,228

Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	77,578	158,075
Accrued liabilities	65,021	94,059
Billings in excess of costs and estimated earnings on uncompleted contracts	85,269	62,234
Current portion of capital lease obligations	23,424	17,615
Term loan - short-term	32,435	32,580
Total current liabilities	283,727	364,563

Capital lease obligations, net of current maturities	60,156	45,912
Long-term debt	290,803	295,727
Deferred compensation	6,892	6,157
Contingent consideration	23,082	23,082
Total liabilities	$664,660	$735,441

Commitments and contingencies:

Preferred stock, par value, $0.0001 per share; 1,000,000 shares authorized; 34,965 shares and 34,965 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	34,965	34,965

Stockholders' equity (deficit):
Common stock, par value, $0.0001 per share; 100,000,000 shares authorized; 22,266,211 and 22,155,271 shares issued and 22,252,489 and 22,155,271 outstanding at March 31, 2019 and December 31, 2018, respectively	2	2
Treasury stock, 13,722 shares at cost	(76)	—
Additional paid in capital	5,501	4,751
Retained earnings (deficit)	(156,066)	(135,931)
Total stockholders' equity (deficit)	(150,639)	(131,178)
Total liabilities and stockholders' equity (deficit)	$548,986	$639,228

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(22,889)	$(17,392)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	12,017	1,972
Amortization of deferred financing charges	1,239	—
Share-based compensation expense	1,040	—
Loss on sale of equipment	133	—
Deferred compensation	735	155
Provision for losses on uncompleted contracts	—	872
Deferred income taxes	(8,629)	(2,567)
Other	35	—
Change in operating assets and liabilities:
Accounts receivable	81,354	20,938
Costs and estimated earnings in excess of billings on uncompleted contracts	(12,405)	3,685
Prepaid expenses and other assets	(3,149)	(601)
Accounts payable and accrued liabilities	(110,060)	(16,943)
Billings in excess of costs and estimated earnings on uncompleted contracts	23,032	24,726
Net cash provided by (used in) operating activities	(37,547)	14,845

Cash flow from investing activities:
Company-owned life insurance	(202)	(25)
Purchases of property, plant and equipment	(1,908)	(108)
Proceeds from sale of property, plant and equipment	47	—
Net cash used in investing activities	(2,063)	(133)

Cash flows from financing activities:
Proceeds from debt and line of credit	9,400	64,927
Payments on debt and line of credit	(16,151)	(38,447)
Debt issuance costs	—	(2,144)
Payments on capital lease obligations	(4,289)	(1,304)
Sale-leaseback transaction	24,343	—
Proceeds from stock-based awards, net	159	—
Recapitalization transaction	2,754	(22,973)
Net cash provided by financing activities	16,216	59

Net change in cash and cash equivalents	(23,394)	14,771

Cash and cash equivalents, beginning of the period	71,311	4,877

Cash and cash equivalents, end of the period	$47,917	$19,648

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$9,168	$853
Cash paid for income taxes	$190	$—
Merger-related contingent consideration	$—	$69,373
Issuance of common shares	$—	$90,282
Issuance of preferred shares	$—	$34,965
Preferred dividends declared	$525	$—

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization, interest expense, provision (benefit) for income taxes, restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended
(in thousands)	March 31,
	2019	2018
Net income (loss)	$(22,889)	$(17,392)
Interest expense, net	10,367	851
Provision (benefit) for income taxes	(8,629)	(3,515)
Depreciation and amortization	12,017	1,972
EBITDA	(9,134)	(18,084)
Transaction costs (1)	—	7,620
Diversification SG&A (2)	—	1,187
Credit support fees (3)	—	231
Consulting fees & expenses (4)	—	159
Non-cash stock compensation expense (5)	1,039	—
Acquisition integration costs (6)	3,380	—
Adjusted EBITDA	$(4,715)	$(8,887)

(1)
Transaction costs include legal, consulting, filing and other costs associated with the acquisition of IEA Energy Services by MIII Acquisition Corp. and the subsequent public listing of IEA securities on the NASDAQ stock exchange.

(2)
Diversification selling, general and administrative reflects the costs, including recruiting, compensation and benefits for additional personnel, associated with IEA beginning to expand into electrical transmission work and corresponding services, which were historically subcontracted to third parties. These costs currently did not have corresponding revenue in fiscal year 2018.

(3)	Credit support fees reflect payments to Oaktree for its guarantee of certain borrowings, which guarantees did not continue post-combination.

(4)	Consulting fees and expenses represents consulting and professional fees and expenses in connection with the merger with MIII Acquisition Corp.

(5)	Non-cash stock compensation expenses.

(6)	Acquisition Integration costs include legal, consulting, personnel and other costs associated with integration activity.

The following table outlines the reconciliation from estimated net income (loss) to estimated Adjusted EBITDA for December 31, 2019:

	For the year ended
(in thousands)	December 31, 2019
	Low	High
Net income (loss)	$3,600	$8,600
Interest expense, net	26,000	31,000
Provision (benefit) for income taxes	1,400	3,100
Depreciation and amortization	49,000	55,100
EBITDA	80,000	97,800
Non-cash stock compensation expense (1)	4,000	4,400
Acquisition integration costs (2)	6,000	7,800
Adjusted EBITDA	$90,000	$110,000

(1)	Non-cash stock compensation expenses.

(2)	Acquisition Integration costs include legal, consulting, personnel and other costs associated with integration activity.

The following table outlines the impact to complete the 2018 weather related projects for the first quarter of 2019:

	Three months ended
(in thousands)	March 31, 2019
	As reported	2018 Weather Impacted Projects	ex. 2018 Weather Impacted Projects
Revenue	$190,810	$43,863	$146,947
Cost of Revenue	184,037	43,490	140,547
Gross Profit	6,773	373	6,400

% Gross Margin	3.5%	0.9%	4.4%